                                    Exhibit 99.1
                                    Rick Abshire
                                       (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER EARNINGS

Houston (May 13, 2008)--Adams Resources & Energy, Inc. (AMEX-AE) announced first quarter 2008 unaudited net earnings of $2,211,000 or $.52 per common share on revenues of $965,988,000. This compares to unaudited first quarter 2007 net earnings of $912,000 or $.22 per common share.

Chairman and Chief Executive Officer, K.S. "Bud" Adams, Jr., attributed the earnings improvement to reduced dry hole and other exploration costs incurred in 2008 relative to first quarter 2007, coupled with inventory liquidation gains stemming from increasing crude oil prices.  In the first quarter of 2007, exploration costs totaled $1,776,000 but were reduced to $460,000 for the first quarter of 2008.  Pre-tax crude oil inventory liquidation gains totaled $1,967,000 in the first period 2008 compared to $761,000 in last year’s first quarter.

A summary of operating results is as follows:

	First Quarter
	2008	2007

Operating Earnings (Loss)
Marketing	$4,202,000	$3,223,000
Transportation	760,000	726,000
Oil and gas	956,000	(520,000)
General & administrative expenses	(2,917,000)	(2,602,000)
Interest, net	351,000	336,000
Income tax provision	(1,141,000)	(251,000)

Net earnings	$2,211,000	$912,000

……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility (q) demand for chemical based trucking operations and (r) successful completion of drilling activity.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands)

	March 31,	March 31,
	2008	2007

Revenues	$965,988	$486,366

Costs, expenses and other	(962,636)	(485,203)
Income tax provision	(1,141)	(251)

Net earnings	$2,211	$912

Basic and diluted net earnings
per common share	$.52	$.22

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2008	2007

ASSETS
Cash	$25,957	$23,697
Other current assets	345,097	288,196
Total current assets	371,054	311,893

Net property & equipment	43,172	39,698
Other assets	6,619	5,484
	$420,845	$357,075

LIABILITIES AND EQUITY
Total current liabilities	$321,989	$261,321
Deferred taxes and other	7,203	6,312
Shareholders’ equity	91,653	89,442
	$420,845	$357,075